Exhibit 99.4 – Quantitative and Qualitative Disclosures About Market Risk
Risk and Accounting Policies
We are exposed to market risks associated with commodity prices, counterparty credit and interest rates. Our management has established comprehensive risk management policies and procedures to monitor and manage these market risks. Our Managing GP is responsible for delegation of transaction authority levels, and the Risk Management Committee of our general partner is responsible for the overall approval of market risk management policies. The Risk Management Committee is composed of directors (including, on an ex officio basis, our chief executive officer) who receive regular briefings on positions and exposures, credit exposures and overall risk management in the context of market activities. The Risk Management Committee is responsible for the overall management of credit risk and commodity price risk, including monitoring exposure limits.
See “— Critical Accounting Policies and Estimates — Risk Management Activities” for further discussion of the accounting for derivative contracts.
Commodity Price Risk
We are exposed to the impact of market fluctuations in the prices of natural gas, NGLs and other commodities as a result of our gathering, processing and marketing activities, which in the aggregate produce a naturally long position in both natural gas and NGLs. We attempt to mitigate commodity price risk exposure by matching pricing terms between our purchases and sales of commodities. To the extent that we market commodities in which pricing terms cannot be matched and there is a substantial risk of price exposure, we attempt to use financial hedges to mitigate the risk. It is our policy not to take any speculative marketing positions.
In some cases, we may not be able to match pricing terms or to cover our risk to price exposure with financial hedges and may be exposed to commodity price risk. For example, under many of our contracts in place in west Texas, we are obligated to purchase gas at a price derived from published first of the month, or FOM, index prices. We then sell the gas at the same index price. In November 2005, in a highly unusual circumstance, there were very few baseload FOM index sales reported and we were unable to find buyers at these prices. The ensuing daily cash price was substantially less than the posted FOM index. We were able to convince most of the producers of this natural gas that the index price was an anomaly and that the purchase price and the sale price should be matched. In order to prevent this from occurring again, we are in the process of amending these contracts to provide for a closer matching of the pricing of purchases and sales in these circumstances.
Both our profitability and our cash flow are affected by volatility in prevailing natural gas and NGL prices. Natural gas and NGL prices are impacted by changes in the supply and demand for NGLs and natural gas, as well as market uncertainty. Historically, changes in the prices of heavy NGLs, such as natural gasoline, have generally correlated with changes in the price of crude oil. Adverse effects on our cash flow from reductions in natural gas and NGL product prices could adversely affect our ability to make distributions to unitholders. We manage this commodity price exposure through an integrated strategy that includes management of our contract portfolio, matching sales prices of commodities with purchases, optimization of our portfolio by monitoring basis and other price differentials in our areas of operations, and the use of derivative contracts. Our overall expected direct exposure to movements in natural gas prices is minimal as a result of natural hedges inherent in our contract portfolio. Natural gas prices, however, can also affect our profitability indirectly by influencing the level of drilling activity and related opportunities for our service. We are a net seller of NGLs, and as such our financial results are exposed to fluctuations in NGLs pricing. We have executed swap contracts settled against ethane, propane, butane and natural gasoline market prices, supplemented with crude oil put options. As a result, we have hedged approximately 95 percent of our expected exposure to NGL prices in 2006, approximately 75 percent in 2007 and approximately 50 percent in 2008. We continually monitor our hedging and contract portfolio and expect to continue to adjust our hedge position as conditions warrant.

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The following table sets forth certain information regarding our NGL swaps outstanding at December 31, 2005:

		Notional	We	We Receive	Fair Value
Period	Commodity	Volume (MBbls)	Pay	($/gallon)	(in thousands)
Jan. 2006 - Dec 2007	Ethane	929	Index	$0.55 to $0.58	$(4,529)
Jan. 2006 - Dec 2007	Propane	811	Index	$0.66 to $0.825	(7,937)
Jan. 2006 - Dec 2007	Butane	427	Index	$1.02 to $1.085	(3,076)
Jan. 2006 - Dec 2007	Natural Gasoline	164	Index	$1.22 to $1.26	(665)

Total Fair Value					$(16,207)

The following table sets forth certain information regarding our crude oil puts:

		Notional Volume	Strike Prices	Fair Value (in
Period	Commodity	(MBbls)	($/Bbl)	thousands)
Jan. 2006 - Dec 2007	NYMEX West Texas Intermediate Crude	2,438	$30.00 to $36.50	$ 575
The table below summarizes the changes in commodity and interest rate risk management assets and liabilities for the year ended December 31, 2005.

in thousands
Net Risk Management Asset at December 31, 2004	$8,996
Settlements of positions included in beginning balance	2,673
Unrealized mark-to-market valuations of positions held at June 30, 2005	(15,298)
Other*	(711)

Balance of Risk Management Assets (Liability) at June 30, 2005	(4,340)
Settlements of positions included in June 30, 2005 balance	2,744
Unrealized mark-to-market valuations of positions held at December 31, 2005	646
Effective portion of hedges included within Other Comprehensive Income	(10,962)
Other*	(1,245)

Balance of Net Risk Management Liability at December 31, 2005	$(13,157)

*	The amounts reported as “other” represent the expiration of options for which premiums were paid in prior periods.
Credit Risk
Our purchase and resale of natural gas exposes us to credit risk, as the margin on any sale is generally a very small percentage of the total sale price. Therefore a credit loss can be very large relative to our overall profitability. We attempt to ensure that we issue credit only to credit-worthy counterparties and that in appropriate circumstances any such extension of credit is backed by adequate collateral such as a letter of credit or parental guarantees.
In January 2005, one of our customers filed for Chapter 11 reorganization under U.S. bankruptcy law. The customer operates a merchant power plant, for which we provide firm transportation of natural gas. Under the contract with the customer, the customer is obligated to make fixed payments in the amount of approximately $3,200,000 per year. The contract expires in mid-2012 and was secured by a $10,000,000 letter of credit. In December 2005, in connection with other contract negotiations, the letter of credit was reduced to $3,300,000 and we accepted a Parental Guarantee in the amount of $6,700,000. The customer has accepted the firm transportation contract in bankruptcy. The customer’s plan of reorganization has been confirmed by the bankruptcy court and the customer has since emerged from bankruptcy protection. At March 30, 2006, the customer was current in its payment obligations.

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Interest Rate Risk
The credit markets recently have experienced 50-year record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly.
We are exposed to variable interest rate risk as a result of borrowings under our existing credit agreement. To minimize this risk, we entered into an interest rate swap in January 2005 for a notional $125,000,000 of the initial $250,000,000 of term loans which effectively fixed our interest rate at 6.47 percent on this notional amount for a period of two years. When we amended and restated our credit facility in July 2005, we entered into two additional interest rate swaps. The first had a notional amount of $75,000,000, bringing the total notional amount to $200,000,000 with a March 2007 maturity. As a result, we converted $200,000,000 of $308,350,000 of term loans, or approximately two-thirds, of our variable interest rate debt to fixed interest rate debt through March 2007 at a fixed rate of 6.70 percent. The second interest rate swap had a notional amount of $200,000,000 that is effective from April 2007 through March 2009, and effectively fixed our interest rate at 7.36 percent on this amount for two years. Our variable interest rate debt bears interest at variable rates based on LIBOR or the bank’s prime rate. The fair value of our interest rate swaps as of December 31, 2005 was $2,475,000.
On November 30, 2005, we amended and restated our credit agreement. This amendment reduced the applicable margin on our first lien debt by 0.5 percent, reducing our effective fixed interest rate to 6.20 percent through March 2007 and 6.86 percent from April 2007 through March 2009 on a notional amount of $200,000,000.

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